Exhibit 2.2

Financial Projections: 2004-2007
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Financial projections for Footstar assuming emergence at end of first quarter 2005 (a)
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                                                                                                                       TOTAL
 INCOME STATEMENT ($ million)                2004         2005 Q1     2005 Q2-Q4    2005         2006      2007      2005-2007
-----------------
Same Store Sales (Shoemart)                   -9.9%         -2.5%        -2.5%       -2.5%       -5.0%     -5.0%
Store Closings (Shoemart)                       (31)          (54)           -         (54)       (100)     (100)

Sales                                       1,035.5         163.7        567.7       731.3       670.0     595.2        1,996.6
Gross Margin                                  290.3          55.8        199.7       255.4       237.0     215.5          708.0
SG&A                                          349.3          45.2        140.1       185.3       174.7     160.9          520.8
Restructuring Charges/Corporate Wind Down     (23.2)          6.6         10.9        17.5           -         -           17.5
Depreciation/Amortization                      59.2           3.2          9.6        12.8         9.4       8.8           31.0
                                           ---------     ---------    ---------    --------     -------   -------    -----------
Operating Profit                              (95.0)          0.8         39.1        39.9        52.9      45.8          138.6
                                           ---------     ---------    ---------    --------     -------   -------    -----------
Interest                                       10.4           0.2          0.6         0.8         0.2       0.2            1.2
Earnings before Taxes and Minority Interes   (105.4)          0.6         38.5        39.1        52.7      45.6          137.5
Taxes                                          (0.0)          0.9         10.7        11.6        11.9      10.4           33.9
Minority Interest                              (9.9)          1.5         13.6        15.1        13.7      11.7           40.5
                                           ---------     ---------    ---------    --------     -------   -------    -----------
Net Income                                    (95.4)         (1.9)        14.3        12.4        27.1      23.5           63.1
--------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------
 INCOME STATEMENT (%)                       2004         2005 Q1      2005 Q2-Q4   2005         2006      2007
-----------------

Gross Margin                                  28.0%         34.1%        35.2%       34.9%       35.4%     36.2%
SG&A                                          33.7%         27.6%        24.7%       25.3%       26.1%     27.0%
Operating Profit                              -9.2%          0.5%         6.9%        5.5%        7.9%      7.7%
Net Income                                    -9.2%         -1.1%         2.5%        1.7%        4.0%      4.0%
--------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET                               2004         2005 Q1      2005 Q2-Q4   2005         2006      2007
-------------

Accounts Receivable                            16.8          15.6         16.5        16.5        14.8      13.1
Inventory                                     106.5         118.0        100.3       100.3        82.7      72.5
Merchandise Payables                           30.2          62.6         54.8        54.8        49.5      48.3
                                              -----         -----        -----       -----       -----     ----
Net Working Capital (Excluding Cash)           93.1          71.1         62.0        62.0        48.0      37.2
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--------------------------------------------------------------------------------------------------------------------------------
                                                                                                                       TOTAL
FREE CASH FLOW CALCULATION:                  2004         2005 Q1     2005 Q2-Q4    2005         2006      2007      2005-2007
---------------------------
Net Income                                    (95.4)         (1.9)        14.3        12.4        27.1      23.5           63.1
Add: Depreciation/Amortization                 59.2           3.2          9.6        12.8         9.4       8.8           31.0
Less: Capex                                     6.4           1.3          3.8         5.0         5.0       5.0           15.0
Add:  Current Year Excess Rent and
        Minority Interest                         - (b)       1.0         17.8        18.8        17.3      14.8           50.9
Less:  Prior Year Excess Rent and
        Minority Interest                         - (c)         - (b)        -           - (b)    18.8      17.3           36.1
Add: Net Working Capital Changes              237.9          22.0          9.0        31.1        14.0      10.8           55.9
                                           ---------     ---------    ---------    --------     -------   -------    -----------
Free Cash Flow                                195.3          23.1         47.0        70.1        44.1      35.6          149.8
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

(a)  This model does not yet reflect "fresh start" accounting
(b) 2004 losses at Shoemart result in no minority interest or excess rent payments in 2005
(c) The 2003 minority interest and excess rent payment normally paid in 2004 is reflected as an administrative claim on our "Cash Available for Distribution" analysis